UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2026

TXO Partners, L.P.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-04321	32-0368858
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 West 7th Street
Fort Worth, Texas		76102
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 817 334-7800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	TXO	New York Stock Exchange
Common Units	TXO	NYSE Texas

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Cross Timbers Transactions

On March 10, 2026, Cross Timbers Energy, LLC (“Cross Timbers”), a joint venture in which TXO Partners, L.P. (the “Partnership”) holds a 50% interest, announced that it has executed purchase and sale agreements with multiple private buyers to sell oil and gas properties totaling approximately $200 million in aggregate consideration (collectively, the “Cross Timbers Transactions”), including a purchase and sale agreement (the “Purchase Agreement”) with CTOC Energy, LLC (“CTOC”) for approximately $123.5 million in aggregate consideration. The Cross Timbers Transactions, if consummated, represent substantially all of the assets owned by Cross Timbers. CTOC is owned by certain family members of Mr. Bob R. Simpson, a member of the Board of Directors of the Partnership (the “Board”) and the Chairman of the Board. The Purchase Agreement has been unanimously approved by the Board of Directors of the Partnership’s general partner and the Conflicts Committee of the Board of Directors of the Partnership’s general partner. Subject to customary closing conditions, the Cross Timbers Transactions are expected to close in the second quarter of 2026. There can be no assurance that all conditions to the closing of any or all of the Cross Timbers Transactions will be satisfied.

The Partnership expects to receive approximately $100 million in net proceeds from the Cross Timbers Transactions, subject to customary purchase price adjustments. The Partnership intends to use a portion of the net proceeds to pay the $70 million deferred payment for its 2025 purchase of assets from White Rock Energy, LLC, due on July 31, 2026.

The Purchase Agreement contains representations, warranties and other provisions that were made only as of the date specified therein, are solely for the benefit of the parties thereto, and are subject to negotiated limitations. The Purchase Agreement is a contractual document that establishes and governs the legal relations among the parties thereto and is not intended to be a source of factual, business or operational information about the parties. The representations and warranties made by the parties may be (i) qualified by disclosure schedules containing information that modifies, qualifies or creates exceptions to such representations and warranties and (ii) subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 7.01 Regulation FD Disclosure.

On March 10, 2026, the Partnership issued a press release announcing the Cross Timbers Transactions. The press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

Information in this Item 7.01 (including Exhibit 99.1 attached hereto) shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise incorporated by reference into any filing pursuant to the Securities Act of 1933, as amended, or the Exchange Act except as otherwise expressly stated in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Purchase and Sale Agreement with CTOC, dated as of March 10, 2026

99.1	TXO Partners, L.P. Cross Timbers Transactions, dated as of March 10, 2026

104.0	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TXO Partners, L.P.

		By:	TXO Partners GP, LLC its general partner

Date:	March 10, 2026	By:	/s/ Brent W. Clum
		Name:	Brent W. Clum
		Title	Co-Chief Executive Officer and Chief Financial Officer